Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-3820
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FIRST QUARTER 2010 EARNINGS;

PROVIDES SECOND QUARTER & FULL YEAR 2010 EARNINGS GUIDANCE

Highlights:

•

Earnings per share from continuing operations were $0.27 for the first quarter of 2010, compared to $0.19 for the prior year quarter; both periods exclude the results of the industrial coatings business.

•	The Company completed the divestiture of the industrial coatings business.

•	Sales increased 14 percent from the prior year quarter.

•	Second quarter earnings per share from continuing operations are expected to be in the $1.50 to $1.65 range.

•	The Company anticipates its full-year 2010 earnings will be towards the high end of its previous guidance.

NORWALK, Conn., May 6, 2010 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the first quarter of 2010 of $298.7 million compared to $262.2 million for the first quarter of 2009. Earnings per share from continuing operations for 2010 were $0.27 per share on $6.7 million of income, compared to $0.19 per share on $4.8 million of income in 2009.

The Company completed the sale of the industrial coatings business to The Sherwin-Williams Company on March 31, 2010. The operating results of the divested business are reflected as discontinued operations in the accompanying financial statements for all periods presented. These results were a net loss of $0.5 million for the first quarter of 2010, or $0.02 per share, and a net loss of $1.6 million for the first quarter of 2009, or $0.06 per share. Including these results, Arch Chemicals reported income for the first quarter of 2010 of $6.2 million, or $0.25 per share, and income of $3.2 million, or $0.13 per share, for the first quarter of 2009.

Segment operating income was $13.1 million in 2010 compared to $11.1 million in 2009.

Commenting on the first quarter performance, Arch Chemicals’ Chairman, President and CEO Michael E. Campbell said, “I am extremely pleased with our stronger-than-expected start to the year, led by personal care and industrial biocides. In fact, these businesses generated record quarterly operating income, driven by strong demand for biocides across all market segments, but particularly for those used in antidandruff shampoos and building products.” Mr. Campbell added: “In addition, we completed the divestiture of the industrial coatings business consistent with our ongoing strategy to focus our portfolio on Biocides businesses and redeploy resources from non-core businesses into this key growth platform.”

Segment operating results for prior periods have been adjusted as the Company has reallocated certain historical centralized service costs that were previously allocated to the industrial coatings business.

The following compares segment sales and operating income (loss) for the first quarters of 2010 and 2009 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Biocides Products (formerly Treatment Products)

Biocides Products reported sales of $254.6 million and operating income of $21.8 million in 2010 compared with sales of $217.5 million and operating income of $17.1 million in 2009.

HTH Water Products

HTH water products reported sales of $116.0 million and operating income of $4.2 million for 2010 compared to sales of $102.7 million and operating income of $9.3 million for 2009.

Sales increased $13.3 million, or 13 percent, due to favorable foreign exchange and higher volumes. The increased volumes principally related to North America and were primarily due to the branded distribution, surface water and repacker businesses, which more than offset lower volumes to the Company’s mass retail customers. The lower mass retail volumes were due to timing as a result of our customers’ replenishment strategies to manage inventory levels closer to peak seasonal demand.

As expected, operating income for the quarter was lower than prior year. Operating income decreased $5.1 million as improved volumes and favorable foreign exchange were more than offset by higher raw material costs and unfavorable sales mix.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $80.9 million and operating income of $18.5 million compared to sales and operating income of $68.1 million and $11.1 million, respectively, in 2009.

Sales increased $12.8 million, or 19 percent, due to higher volumes. Favorable foreign exchange offset lower pricing. The higher volumes were primarily due to strong demand across all market sectors, particularly for biocides used in antidandruff products and biocides used in building products, as the global construction markets saw modest improvement from the first quarter of 2009.

Operating income increased $7.4 million as the higher volumes, lower raw material and plant costs and favorable foreign currency gains more than offset the lower pricing and higher freight costs.

Wood Protection

Wood protection reported sales of $57.7 million and an operating loss of $0.9 million compared to sales and an operating loss of $46.7 million and $3.3 million, respectively, in 2009.

Sales increased $11.0 million, or 24 percent, as higher volumes and favorable foreign exchange more than offset lower pricing. The higher volumes were primarily related to increased demand in North America and Europe for residential and industrial wood preservatives, principally due to new accounts. The lower pricing primarily related to unfavorable customer mix in Europe.

Operating results improved $2.4 million due to higher volumes and lower raw material costs, which more than offset the impact of lower pricing.

Performance Products

Performance Products reported sales of $44.1 million and an operating loss of $1.8 million compared with sales and operating income of $44.7 million and $2.6 million, respectively, in 2009.

Performance urethanes sales decreased $1.3 million, or three percent. Volumes decreased principally due to lower demand for propylene glycol products resulting from the downturn in the U.S. economy as well as the conclusion of a long-term contract manufacturing arrangement at the end of 2009. The decrease in volumes was partially offset by higher pricing, driven by increased raw material costs. Operating results decreased by $4.5 million as the conclusion of the contract manufacturing arrangement, higher raw material costs, and the lower volumes more than offset the higher pricing.

Hydrazine sales and operating income were consistent with 2009.

General Corporate Expenses

Unallocated corporate expenses decreased principally due to favorable foreign exchange gains in 2010 associated with loans with the Company’s foreign subsidiaries.

Sale of Industrial Coatings Business/Discontinued Operations

On March 31, 2010, the Company completed the sale of the industrial coatings business. Total proceeds, net of expenses, from the sale are expected to be approximately $43 million, which includes an estimated post-closing working capital adjustment. As a result of the sale, the Company recorded an after-tax gain of $5.6 million. The gain and the results of operations through the date of sale are reflected in Discontinued Operations.

2010 Outlook

For the second quarter, the Company anticipates earnings per share from continuing operations to be in the $1.50 to $1.65 per share range, compared to earnings per share from continuing operations of $1.23 during the second quarter of 2009. Higher results are expected from The Biocides Products segment. The improvement from HTH water products assumes increased volumes in North America. The Company also expects improved operating results for the personal care and industrial biocides businesses due to higher volumes from favorable market conditions, as well as lower raw material and sourcing costs. Further, wood protection results are forecast to improve principally as a result of a moderate recovery in the U.S. housing and construction markets. These improvements will be partially offset by higher general corporate expenses as prior year benefitted from favorable foreign exchange gains associated with loans with the Company’s foreign subsidiaries.

As the Company enters its peak seasonal earnings period, it is maintaining its full-year 2010 sales guidance of an eight to ten percent increase over 2009. In addition, its guidance of 2010 full-year earnings from continuing operations remains in the $1.90 to $2.10 range, although the Company now anticipates earnings to be towards the high end of this range. The Company will update its full-year guidance after the second quarter. The Company now expects depreciation and amortization to be in the $40 to $45 million range and capital spending to be in the $30 to $35 million range reflecting the sale of the industrial coatings business. The effective tax rate from continuing operations is estimated to be in the 34 to 35 percent range, compared to its previous guidance in the 35 to 36 percent range.

Commenting on the Company’s 2010 outlook, Mr. Campbell said, “I am very encouraged by the strong global demand improvement we experienced for our biocides products in the first quarter as well as by the positive economic indicators pointing to a gradual, global economic recovery. These improving business trends have me extremely excited about Arch’s earnings growth potential. We remain committed to enhancing shareholder value by increasing margins, maximizing cash generation, optimizing our portfolio and maintaining an attractive dividend.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of over $1 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, wood treatment, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Biocides Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ first quarter 2010 earnings conference call on Thursday, May 6, 2010 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (877) 219-9854, passcode 67911110, in the United States, or (408) 940-3878, passcode 67911110, outside the United States.

•

A telephone replay will be available from 1:00 p.m. on Thursday, May 6, 2010 until 11:00 p.m. (ET) on Thursday, May 13, 2010. The replay number is (800) 642-1687, passcode 67911110; from outside the United States, please call (706) 645-9291, passcode 67911110.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; no improvement or weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases or achieve targeted price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; unexpected changes in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months
	Ended March 31,
	2010	2009
Sales	$298.7	$262.2
Cost of Goods Sold	212.4	181.5
Selling and Administration	68.9	65.5
Research and Development	4.5	4.2
Interest Expense, Net	3.0	3.9

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	9.9	7.1
Equity in Earnings of Affiliated Companies	0.2	0.1
Income Tax Expense	3.4	2.4

Income from Continuing Operations	$6.7	$4.8

Loss from Discontinued Operations, Net of Tax (b)	(0.5)	(1.6)
Gain on Sale of Discontinued Operations, Net of Tax (c)	5.6	—

Net Income	$11.8	$3.2

Basic Income (Loss) Per Share:
Continuing Operations	$0.27	$0.19
Loss from Discontinued Operations, Net of Tax (b)	(0.02)	(0.06)
Gain on Sale of Discontinued Operations, Net of Tax (c)	0.22	—

Basic Income (Loss) Per Share	$0.47	$0.13

Diluted Income (Loss) Per Share:
Continuing Operations	$0.27	$0.19
Loss from Discontinued Operations, Net of Tax (b)	(0.02)	(0.06)
Gain on Sale of Discontinued Operations, Net of Tax (c)	0.22	—

Diluted Income (Loss) Per Share	$0.47	$0.13

Weighted Average Common Stock Outstanding - Basic	25.0	24.9
Weighted Average Common Stock Outstanding - Diluted	25.2	25.0

(a)	Unaudited. As a result of the sale of the industrial coatings business, the Company has adjusted prior period results to include the results of operations of this business as discontinued operations.
(b)	Represents the results of operations, net of tax, for the industrial coatings business through the date of sale, March 31, 2010.
(c)	Represents the gain on the sale of the industrial coatings business, net of tax.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets (a)

(In millions, except per share amounts)

	March 31,	December 31,
	2010	2009
Assets:
Cash & Cash Equivalents	$112.1	$70.1
Accounts Receivable, Net (b)	133.3	126.3
Securitization-Related Receivable (b)	66.7	76.0
Inventories, Net	197.4	145.9
Other Current Assets	15.1	14.4
Assets Held For Sale	—	125.1

Total Current Assets	524.6	557.8
Investments and Advances - Affiliated Companies at Equity	2.1	2.0
Property, Plant and Equipment, Net	171.4	176.1
Goodwill	203.0	205.8
Other Intangibles	149.7	156.1
Other Assets	109.2	112.7

Total Assets	$1,160.0	$1,210.5

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$8.7	$11.1
Current Portion of Long-Term Debt	21.9	21.9
Accounts Payable	169.7	116.9
Accrued Liabilities	70.4	75.8
Liabilities Associated with Assets Held For Sale	—	57.7

Total Current Liabilities	270.7	283.4
Long-Term Debt	260.9	257.7
Other Liabilities	257.3	264.5

Total Liabilities	788.9	805.6
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
25.0 Shares Issued and Outstanding (25.0 in 2009)	25.0	25.0
Additional Paid-in Capital	462.3	461.4
Retained Earnings	98.0	91.2
Accumulated Other Comprehensive Loss	(214.2)	(172.7)

Total Shareholders’ Equity	371.1	404.9

Total Liabilities and Shareholders’ Equity	$1,160.0	$1,210.5

(a)	Unaudited. As a result of the sale of the industrial coatings business , the Company has adjusted its historical financial statements to reflect this business as an asset held for sale.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and amounts not yet collected from customers have been reflected as a securitization-related receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Three Months Ended March 31,	2010	2009
Operating Activities:
Net Income	$11.8	$3.2
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by (Used in) Operating Activities:
Loss from Discontinued Operations	0.5	1.6
Gain on Sale of Discontinued Operations	(5.6)	—
Equity in Earnings of Affiliated Companies	(0.2)	(0.1)
Depreciation and Amortization	10.1	10.2
Deferred Taxes	1.5	0.1
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	47.3	33.4
Receivables	(48.1)	(39.5)
Inventories	(53.7)	(39.8)
Other Current Assets	(3.5)	(0.9)
Accounts Payable and Accrued Liabilities	45.6	1.8
Noncurrent Liabilities	(0.1)	(3.7)
Other Operating Activities	(0.1)	1.9

Net Operating Activities from Continuing Operations	5.5	(31.8)
Cash Flows of Discontinued Operations	(2.4)	(1.4)

Net Operating Activities	3.1	(33.2)

Investing Activities:
Capital Expenditures	(5.2)	(6.1)
Businesses Acquired in Purchase Transaction	—	0.3
Proceeds from Sale of a Business	53.2	0.5
Cash Flows of Discontinued Operations	(0.4)	(1.0)

Net Investing Activities	47.6	(6.3)

Financing Activities:
Long-Term Debt Borrowings	64.0	114.8
Long-Term Debt Repayments	(60.7)	(76.4)
Short-Term (Repayments) Borrowings, Net	(2.5)	(0.6)
Dividends Paid	(5.0)	(5.0)
Other Financing Activities	0.2	(4.4)
Cash Flows of Discontinued Operations	—	—

Net Financing Activities	(4.0)	28.4

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4.7)	(0.9)

Net Increase (Decrease) in Cash and Cash Equivalents	42.0	(12.0)
Cash and Cash Equivalents, Beginning of Year	70.1	50.8

Cash and Cash Equivalents, End of Period	$112.1	$38.8

(a)	Unaudited. As a result of the sale of the industrial coatings business, the Company has adjusted prior period results to include the results of operations of this business as discontinued operations.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended March 31,
	2010	2009
Sales:
Biocides Products:
- HTH Water Products	$116.0	$102.7
- Personal Care and Industrial Biocides	80.9	68.1
- Wood Protection	57.7	46.7

Total Biocides Products	254.6	217.5
Performance Products:
- Performance Urethanes	39.7	41.0
- Hydrazine	4.4	3.7

Total Performance Products	44.1	44.7

Total Sales	$298.7	$262.2

Operating Income (Loss) (b):
Biocides Products:
- HTH Water Products	$4.2	$9.3
- Personal Care and Industrial Biocides	18.5	11.1
- Wood Protection	(0.9)	(3.3)

Total Biocides Products	21.8	17.1
Performance Products:
- Performance Urethanes	(2.6)	1.9
- Hydrazine	0.8	0.7

Total Performance Products	(1.8)	2.6

	20.0	19.7
General Corporate Expenses (c)	(6.9)	(8.6)

Total Segment Operating Income including Equity in Earnings of Affiliated Companies	13.1	11.1
Equity in Earnings of Affiliated Companies	(0.2)	(0.1)

Total Operating Income	12.9	11.0
Interest Expense, net	(3.0)	(3.9)

Income from Continuing Operations before Taxes and Equity in Earnings of Affiliated Companies	$9.9	$7.1

(a)	Unaudited. Adjusted to reflect the sale of the industrial coatings business, including a reallocation of certain centralized service costs, which were previously allocated to the industrial coatings business, to the Company’s other businesses.
(b)	Includes equity in earnings of affiliated companies.
(c)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Biocides Products:
- HTH Water Products	$102.7	$202.5	$128.1	$117.8	$551.1
- Personal Care and Industrial Biocides	68.1	73.5	77.8	75.6	295.0
- Wood Protection	46.7	62.7	65.5	56.9	231.8

Total Biocides Products	217.5	338.7	271.4	250.3	1,077.9
Performance Products:
- Performance Urethanes	41.0	34.3	35.8	39.1	150.2
- Hydrazine	3.7	4.0	5.0	4.0	16.7

Total Performance Products	44.7	38.3	40.8	43.1	166.9

Total Sales	$262.2	$377.0	$312.2	$293.4	$1,244.8

Segment Operating Income (Loss) (b):
Biocides Products:
- HTH Water Products (c)	$9.3	$45.1	$8.4	$—	$62.8
- Personal Care and Industrial Biocides	11.1	7.2	13.2	10.5	42.0
- Wood Protection	(3.3)	0.5	2.0	(0.7)	(1.5)

Total Biocides Products	17.1	52.8	23.6	9.8	103.3
Performance Products:
- Performance Urethanes	1.9	0.7	2.3	3.4	8.3
- Hydrazine	0.7	0.5	1.0	1.1	3.3

Total Performance Products	2.6	1.2	3.3	4.5	11.6

	19.7	54.0	26.9	14.3	114.9
General Corporate Expenses (d)	(8.6)	(5.0)	(8.2)	(10.4)	(32.2)

Total Segment Operating Income, including Equity in Earnings of Affiliated Companies	11.1	49.0	18.7	3.9	82.7
Equity In Earnings of Affiliated Companies	(0.1)	(0.1)	(0.2)	(0.2)	(0.6)

Total Operating Income	11.0	48.9	18.5	3.7	82.1
Interest Expense, net	(3.9)	(2.4)	(2.8)	(3.0)	(12.1)

Total Income from Continuing Operations before Equity in Earnings of Affiliated Companies and Taxes	$7.1	$46.5	$15.7	$0.7	$70.0

(a)	Unaudited. Prior year segment information has been adjusted to reflect the sale of the industrial coatings business, including a reallocation of certain historical centralized service costs, which were previously allocated to the industrial coatings business, to the Company’s other businesses.
(b)	Includes equity in earnings of affiliated companies and excludes restructuring and impairment.
(c)	Fourth quarter and year-to-date 2009 include a benefit related to the antidumping duty ruling for the period of review from June 1, 2007 through May 31, 2008 of $1.0 million.
(d)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses. In addition, third quarter and year-to-date 2009 include $1.1 million of executive severance.